UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 31, 2008

RealNetworks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-23137	91-1628146
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2601 Elliott Avenue, Suite 1000, Seattle, Washington		98121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(206) 674-2700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2008, the Board of Directors (the "Board") of RealNetworks, Inc. ("RealNetworks") approved the expansion of the Board to seven (7) directors and appointed Pradeep Jotwani as a non-employee director to fill the resulting vacancy. Mr. Jotwani was employed by Hewlett-Packard Company from 1982 to 2007, most recently serving as Senior Vice President of the Printing Supplies Global Business Unit from 2002 to 2007. Mr. Jotwani will serve as a Class 2 director and will serve a term expiring at the annual meeting of shareholders in 2009. The Board intends to appoint Mr. Jotwani to serve as a member of the Audit and Compensation Committees of the Board.

Upon joining the Board, Mr. Jotwani was granted nonqualified stock options to purchase 45,000 shares of RealNetworks common stock under the RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated (the "2005 Plan"), at an exercise price equal to the closing price of RealNetworks' common stock on the date of grant as reported on the Nasdaq Global Select Market. The options granted to Mr. Jotwani have a seven year term and will become fully vested on the first anniversary of the grant date. Mr. Jotwani will receive $5,000 per quarter for his services as a director. Mr. Jotwani will also receive $1,000 for his participation in each Board meeting and each meeting of a Board committee. Pursuant to the RealNetworks, Inc. 2007 Director Compensation Stock Plan, a sub-plan administered under the 2005 Plan, Mr. Jotwani may elect to receive all or a portion of the cash compensation payable to him in shares of RealNetworks common stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RealNetworks, Inc.

August 4, 2008	By:	/s/ Robert Kimball

Name: Robert Kimball
Title: Sr. VP, General Counsel and Corporate Secretary